Exhibit 10.72

CONTRACT OF EMPLOYMENT

(including particulars of terms of employment required
by the Employment Rights Act 1996)

EMPLOYER	Ebookers Limited whose registered address is 140 Aldersgate Street, London EC1A 4HY, registered company number 03818962 (the “Company”)
EMPLOYEE    Tamer Tamar
DATE    28 April 2009
1.    Commencement of employment
1.1.    Your employment with the Company will begin on a date to be agreed in writing between you and the Company (the “Commencement Date”), which is the date of commencement of your period of continuous employment.
1.2.    You warrant that, save for any matters or circumstances disclosed by you in writing prior to the date of this Agreement, by signing this contract and performing the duties set out in it, you will not be in breach of any express or implied term of any contract with or of any other obligation to any third party which are binding on you. You acknowledge that, in the event that your employment with the Company does breach (or legal action is threatened in respect of a credible alleged breach of) any term of any contract or any obligation you owe to any third party, then the Company (or you, with the consent of the Company, such consent not to be unreasonably withheld or delayed) may alter your duties under this contract to the minimum required extent and for only as long as is necessary to avoid any such (alleged) breach and the alteration of your duties in accordance with this clause 1.2 shall not entitle you to claim constructive dismissal. If such alternation requires you to work outside of the European Union for a period of more than three months, then the Company agrees to consult with you on this alteration. All other terms of your employment shall remain unaffected.
1.3.    The Company agrees to indemnify you against any action, proceedings, liability, costs (including reasonable legal fees), expenses, loss, claim and demand incurred by you up to the date of the termination of your employment with the Company in connection with legal proceedings taken or threatened against you by any former employer to the extent that such a claim is based on you accepting employment with the Company or any Group Company or based on the proper and reasonable performance of your duties, provided that such legal proceedings or threat arise in connection with matters or circumstances disclosed in writing by you prior to the date of this Agreement (for the avoidance of doubt this indemnity will survive the termination of this agreement). For the avoidance of doubt, payments pursuant to this provision will be on a “grossed up” basis to the extent that any tax is payable such that the amount paid by the Company is, after the deduction of any applicable taxes, equal in your hands to the amount of such liability, costs (including reasonable legal fees), expenses, loss, claim and/or demand.
1.4.    You agree that you will keep the Company fully informed with respect to any proceedings to which the indemnity at clause 1.3 above relates and agree to consult with the Company with regards to such proceedings. You also hereby agree, as a condition of the indemnity in clause 1.3 above, that the Company may take over the conduct of such proceedings should the Company so require, on the understanding that the Company agrees that if it takes over the conduct of such proceedings it will agree to keep you fully informed in respect of those proceedings.
1.5.    The Company will also reimburse you for your reasonable legal fees up to a maximum of £7,000 (inclusive of VAT and any income tax and/or national insurance contributions payable on that sum as appropriate) in connection with the negotiation of this Agreement.
1.6.    Subject to clause 1.7 below, the Company agrees to pay to you a signing-on bonus of £135,000 (subject to the deduction of tax and national insurance contributions as appropriate) (the “Signing-on Bonus”) payable in the following way:
1.6.1.    £67,500 (subject to the deduction of tax and national insurance contributions as appropriate) will be paid on first pay date following the Commencement Date or, if earlier, on the date falling six months after the date of this Agreement; and

1.6.2.    £67,500 (subject to the deduction of tax and national insurance contributions as appropriate) will be paid on the first pay date following the first anniversary of the Commencement Date or, if earlier, on the date falling eighteen months after the date of this Agreement provided that you have commenced employment by that time;
1.7.    You agree that if your employment is terminated by the Company pursuant to clause 12.5 below or by yourself other than pursuant to a Forced Resignation:
1.7.1.    within two years of the Commencement Date, you shall within 30 days of such notice being served, repay to the Company the entire proportion of the Signing-on Bonus which you have received from the Company at the time your employment is terminated; or
1.7.2.    during the third year following the Commencement Date, you shall within 30 days of such notice being served, repay to the Company 50 percent (£67,500) of the Signing-on Bonus.
1.8.    For the avoidance of doubt, the sums payable to the Company by yourself under clause 1.7 above shall be payable to the Company as debt.
1.9.    Subject at all times to the rules of the Equity Plan, you will be granted an award of 350,000 restricted stock units (the “RSUs”) on the Commencement Date on the terms set out in the Award Agreement. Except as otherwise provided in this Agreement, the RSUs shall vest in four equal tranches, with twenty-five percent (25%) of the RSUs vesting on the first, second, third and fourth anniversaries respectively of the grant date, subject to your continued employment with the Company and such other terms and conditions as are set forth in the Award Agreement.
2.    Job Title
You are employed as President of the Company at B10 level. Subject to clause 3.1 below, the content of your job description may be varied from time to time.
3.    Duties
3.1.    You will carry out such duties and comply with such instructions as the Company reasonably determines from time to time. As such, you are required to work flexibly and to perform such additional and/or different duties that are within your capabilities, as the Company and/or the Chief Executive Officer of Orbitz Worldwide, Inc. (the “CEO”) may request from time to time. Notwithstanding the foregoing, you will only be required to carry out duties and comply with instructions at the Company's discretion, which are, in the Company's opinion, within your skills and experience and consistent with your position and status as President of the Company.
3.2.    You agree that you will:
3.2.1    devote your full time and attention and the full benefit of your knowledge, expertise and skills to the proper performance of your duties for the Company under this contract and shall at all times act in the interests of the Company and its Group Companies (unless you are absent from work on holiday or due to incapacity or at the Company's request or pursuant to a statutory right).
3.2.2.    faithfully and diligently perform your duties under this contract to the best of your ability and use all reasonable endeavors to promote the interests of the Company and any Group Companies;
3.2.3.    obey the lawful directions of the Company at all times and comply with any lawful rules, regulations, policies and procedures issued by the Company from time to time; and
3.2.4.    agree to carry out your duties and exercise your powers co-operatively with other senior executives appointed by the Board and/or the CEO.
3.3.    You may be required without further remuneration (except as otherwise agreed) in pursuance of your duties to perform services not only for the Company but also for any Group Company and to accept any such additional office or position in any Group Company which is consistent with your position with the Company, as the CEO may from time to time reasonably require (provided that the Company maintains directors and officers insurance covering claims against you by any third party in respect of your acts and omissions as an officer or director and that you are entitled to indemnity from the Company (or any Group Company) in this respect to the same extent as other officers and directors within the Group, providing at all times that the Company will be under no obligation to make any payment to you in connection with this insurance unless the insurer has first paid the Company). The Company may at its sole discretion assign your employment to any Group Company on the same terms and condition as set out and referred to herein.
4.    Place of Work
4.1.    Your normal place of work will be the Company's office at 140 Aldersgate Street, London, UK.
4.2.    You may be required at the reasonable request of the Company to undertake business trips or temporary work placements (which shall not exceed six weeks' duration without prior consultation with you) within the UK and abroad in the course of the performance of your duties.
4.3.    You acknowledge and agree that the nature of the Company's business is such that you may be required to work on a temporary or permanent basis at any other (current or future) premises of the Company or any Group Company within the following limits. If your normal place of work is within the M25 orbital, you acknowledge and agree that the Company may change your place of work on a temporary or permanent basis within 20 miles from your current place of work. Except as provided for in clause 1.2, any permanent change of location outside these limits during the first three years' of your employment without your written consent shall constitute a Forced Resignation.
4.4.    Should you be required to change your place of work in accordance with clause 4.3, the Company will endeavour to provide you with at least 14 days notice of any move.
5.    Remuneration
5.1.    Your basic salary is £180,000 per annum which is payable monthly in arrears in equal monthly instalments on or around the 26th of the month direct to your bank, less all usual deductions for income tax and national insurance contributions. The salary/pay month runs from the first to the last day of the month.
5.2.    Daily pay is calculated on the basis of a 260 working day year, reduced accordingly for part time employees.
5.3.    The Company reserves the right to change the pay frequency (to any pay interval of one month or less) day and method of payment, at any future time should operating circumstances so require, following discussion with any individual who is directly affected by proposed changes and after giving as much notice as reasonably practicable.
5.4.    You are required to inform the Company's payroll department without delay if you become aware that an over or under payment of salary, expenses or any other benefit is mistakenly made to you.
5.5.    You will be entitled to participate in any bonus plan equivalent to the plan offered to employees of comparable seniority in the United States of America within the Group Companies. Subject to the foregoing, participation in any company bonus plans or incentives and benefits in place from time to time are subject to the terms of the prevailing plans and the discretion of the Company, the terms of which can be amended, replaced or withdrawn at any time. You should not take it that payments made under such schemes in the past are in any way indicative of a right to participate in a bonus plan in any subsequent period or of the amount of any payments that may be made in the future. Except as provided in clause 12.8, you acknowledge and agree that you will not be eligible for any bonus (pro rated or otherwise) in respect of a year or other relevant period in which your employment terminates (for any reason) or in which you give or receive notice to terminate employment.
5.6.    Your salary will be reviewed on an annual basis. However, you have no right to an increase in salary as a result of such review.
5.7.    The Company is entitled to deduct from any payment which is due to you (including but not limited to your basic salary payable in accordance with clause 5.1 above) any sum at any time and for any reason owed by you to the Company or any Group Company.
6.    Expenses
6.1.    You will be reimbursed all proper expenses incurred by you in the performance of your duties provided that you produce receipts, vouchers or other evidence of payment within three months of the expense being incurred.

Reimbursement of expenses without evidence of payment and after three months of the expense being incurred, is entirely at the discretion of the Company. You will comply with any rules in relation to expenses that may be issued by the Company.
7.    Hours of Work
7.1.    Your normal hours of work are from 9:00 am until 5:30 pm, Monday to Friday inclusive with a 60 minute break period for lunch. The Company reserves the right to vary your normal hours of work at its discretion to meet business needs and/or improve operational efficiency but without increasing the normal number of hours worked.
7.2.    You will be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment. Any exceptions to this will be as detailed in the overtime policy or as agreed by management.
7.3.    You agree that for the purposes of the Working Time Regulations 1998 you are a managing executive with autonomous decision making powers and as such the maximum weekly working time limits in regulation 4(1) of the Working Time Regulations 1998 do not apply to you.
7.4.    You agree to co-operate fully in assisting the Company to maintain such records of your working hours as may be required from time to time.
8.    Holidays and holiday pay
8.1.    The holiday year runs from 1 January to 31 December.
8.2.    You are entitled, in addition to the usual public holidays, to 25 working days' paid holiday in each holiday year of employment. Holidays shall be paid at your basic rate of pay and shall accrue on a monthly basis.
8.3.    Where you are employed for a part of a holiday year only - either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year as illustrated below:
(i)    Commencement of Employment

First complete month of employment	Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec
Holiday entitlement	25	23	21	19	17	15	12	10	8	6	4	2

(ii)    Termination of Employment

Last complete month of employment	Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec
Holiday entitlement	2	4	6	8	10	12	15	17	19	21	23	25

8.4. Should you be required to work on a public holiday then you will be awarded one extra day's paid holiday in lieu.
8.5. The dates of your holiday must be requested on the appropriate paperwork and approved, at least ten days prior to your holiday start date, by the CEO. The Company will agree to your proposed holiday dates wherever possible, however, it reserves the right to withhold approval where necessary for administrative or business reasons. Consent will not normally be given to your taking more than ten consecutive working days holiday.
8.6.    In exceptional circumstances and with the prior written consent of the CEO, up to five days unused holiday entitlement may be carried forward to the next year. Any such days must be taken by 31 March of the next holiday year.

Any holiday carried forward but unused at that time will be lost.
8.7.    On the termination of your employment, where you have taken more or less than your accrued holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made to your final pay by way of a deduction or an additional payment as appropriate. However, if your employment terminates under clause 12.5 or 12.6, the Company reserves the right not to make an additional payment except for any untaken statutory holiday.
9.    Sickness and sick pay
9.1.    If you are absent from work due to sickness or injury or for any other reason you must let the Company know by 10:00 am on your first day of absence that you will be unable to attend. If you are absent over a period of time, you must keep the Company advised regularly of your progress and of your likely return date. The HR Manager will be your first point of contact for these purposes.
9.2.    If you are absent due to sickness or injury for half a day or more, immediately upon your return to work you must complete a sickness self-certification form and submit it to the HR Manager for his/her signature and authorisation.
9.3.    If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to sickness or injury you must obtain a doctor's certificate covering the full period of your absence.
9.4.    If you wish to return to work following a period of sickness absence and your doctor's certificate is for an open period or for a period which has not expired then the Company will only allow you to return to work if you submit a further doctor's certificate confirming that you are once more fit for work.
9.5.    Failure to comply with the above procedures may result in the loss of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay (“SSP”)
9.6.    Provided you have complied with the requirements detailed above, and subject to your length of continuous service, the Company will continue to pay you at your normal rate of basic pay during any unavoidable absence through sickness or injury in any given sick pay year (whether the absence is continuous or intermittent) as follows:
Length of continuous service Entitlement to Company sick pay

Length of Continuous Service	Entitlement to Company Sick Pay
Up to 3 Months	0 Days
3 Months up to 1 Year	5 Days
1 Year up to 2 Years	10 Days
2 Years up to 5 Years	20 Days
5 Years or more	30 Days

Any payment made to you under this provision will include any entitlement you may have to receive SSP from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury. Any payments made in addition to your entitlement to Company sick pay as detailed above will be made entirely at the Company's discretion.
9.7.    At the commencement of each sick pay year, which will be as per the anniversary of your date of join, you will start afresh with a sick leave entitlement as detailed above regardless of whether or not you have used up your previous year's entitlement or whether you are on sick leave at the time.
9.8.    If you are not entitled to Company sick pay you may be eligible to receive SSP payments. You will receive payment at the SSP rate during your absence until your SSP entitlement has been exhausted. Your “qualifying days” for SSP purposes are Monday to Friday (inclusive).
9.9.    The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company's choice if you have been absent by reason of sickness or injury for two weeks or longer or if it otherwise has a legitimate reason to require such examination and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

9.10.    Holiday and sick leave are not interchangeable and cannot be taken at the same time. Therefore, if you are ill during booked holiday leave, the Company will not compensate you for loss of leave. If a bank holiday falls during a period of illness it will count as a day of sick leave not as a day of paid holiday and, where appropriate, you must complete a self-certification form for the bank holiday in accordance with clause 9.3.
9.11.    If you are absent from work due to an accident which occurred or as a condition which was sustained either on or off duty any Company sick pay paid in respect of your absence will be paid as a loan which you must repay to the Company if you recover damages in respect of your absence from work.
9.12.    The Company will be entitled to terminate your employment in accordance with the terms of this contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.
10.    Pension Scheme and other benefits
10.1.    The Company currently provides for a defined contribution pension plan. If you choose to join the pension plan then you will be able to elect the level of contribution you wish to invest into the pension plan each month from your basic salary, in accordance with the membership category you select. The Company currently provides for a matching monthly pension contribution equal to any contribution that you may make at a rate of up to 5% per annum of your basic salary.
10.2.    During your employment you will be entitled to participate at the Company's expense in the Company's schemes relating to the following:
(a)    Private medical expenses insurance (single cover); and
(b)    Life assurance;
subject to the rules of these schemes which may be revised from time to time. Your eligibility to participate in these schemes and to receive benefits under them shall automatically cease upon termination of your employment for whatever reason.
10.3.    Participation in the private medical expenses insurance is strictly subject to the rules of the relevant scheme which may change from time to time and is also subject to your compliance with the rules and requirements of the scheme. You will be entitled to receive benefits under the private medical expenses insurance scheme only in the circumstances and for so long as the Company continues to receive benefits from the insurer that operates the scheme, and the Company's liability in this respect shall be limited to paying the relevant insurance premium during the continuance of the scheme. Your entitlement to receive benefits will therefore cease if your employment is terminated for any reason, if you die, or if you reach normal retirement age or if the insurer considers that you no longer satisfy the scheme's other eligibility requirements.
10.4.    Details of all of the schemes referred to in this clause 10 will be provided to you separately by the Human Resources Department. The Company reserves the right to vary, replace or discontinue all or any of these schemes from time to time.
10.5.    Subject to your holding a valid driving license, you will be provided with a company car allowance of £11,400 per annum (payable at the same time and in the same way as your basic salary under clause 5 above) subject to the rules of the car policy which will be provided to you and as amended from time to time.
11.     Disciplinary and grievance procedure
11.1.    The Company has disciplinary and grievance procedures. The disciplinary and grievance procedures and the information provided in respect of them below in clauses 11.2 and 11.3 are not incorporated into this contract and therefore do not form part of your contract of employment.
11.2.    Should you be dissatisfied with a disciplinary decision that is taken against you, you may notify the CEO of your wish to appeal and a director of the Company or any Group Company will be appointed by the CEO to consider the appeal.
11.3.    Should you have any grievance in relation to your employment which you are unable to resolve on an informal basis, you should raise it in the first instance with the CEO in writing.
11.4.    The Company may in its absolute discretion suspend you from some or all of your duties and/or require you to remain away from work for a period of no more than 30 days, during any investigation conducted into an allegation relating to your conduct or performance. During any such period, your salary and contractual benefits will continue to be paid and provided.
12.    Termination of employment
12.1.    For the avoidance of doubt, the provisions of this clause 12 shall apply prior to the Commencement Date.
12.2.    Subject to the other provisions of this contract, either pay may terminate your employment at any time by giving the other party at least 3 months prior written notice.
12.3.    After notice of termination has been given by either you or the Company, provided that the Company continues to provide you with your normal salary and contractual benefits under this contract until your employment terminates (save that no entitlement to a bonus shall accrue during such period unless such termination falls within clause 12.8 below), the Company may at its absolute discretion at any time during your notice period.
12.3.1.    exclude you from the premises of the Company and/or any Group Company;
12.3.2.    require you to carry out specified duties other than your normal duties or to carry out no duties;
12.3.3.    require you to return any property belonging to the Company and/or any Group Company which is in your possession;
12.3.4.    announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);
12.3.5.    require you to resign as a director of the Company or any Group Company; and/or
12.3.6.    instruct you not to communicate in a business capacity orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment has terminated.
12.4.    Any outstanding holiday entitlement accrued before or during a period of exclusion pursuant to clause 12.3 should be used during the exclusion period with the prior agreement of the Company.
12.5.    The Company has the right to terminate your employment without notice and without payment in lieu of notice if you:
12.5.1.    are guilty of gross misconduct or are in breach of a fundamental term of this contract;
12.5.2.    act in a way which in the reasonable view of the Board causes serious damage to the business reputation of the Company or any Group Company
12.5.3.    become bankrupt, apply for or have made against you a receiving order under the Insolvency Act of 1986 or make any composition or enter into any deed of arrangement with your creditors or the equivalent of any of these under any other jurisdiction;
12.5.4.    become of unsound mind or a patient for the purposes of any statute relating to mental health;
12.5.5.    are convicted of or plead guilty to a criminal offence (other than a motoring offence carrying a non-custodial sentence);
12.5.6.    become disqualified from acting as a director of a company or resign, in the Board's reasonable opinion without good reason, any office you hold as a director of the Company or any Group Company otherwise than at the written request of the Company or with the prior written consent of the Company or pursuant to shareholder resolution; or

12.5.7.    be or become prohibited by law from being a director.
12.6.    The Company may also terminate your employment (with or without notice depending upon the severity of the case) if it discovers that you provided the Company with false information or deliberately misled the Company when applying for employment.
12.7.    The Company reserves the right at its sole discretion to pay you your basic salary (subject to the deduction of income tax and national insurance contributions) in lieu of the whole or part of any entitlement that you may have to notice under clause 12.2 above. If the Company elects to pay you salary in lieu of notice, it may make any such payment to you in monthly installments for a period equivalent to your notice period, or all at once. The right of the Company to make a payment in lieu of notice does not give rise to any right for you to receive such payment. Subject to clauses 12.8 and 12.9 below, should such a payment be made, you agree to accept that payment in full and final settlement of any claim you may have arising out of your employment, its termination and/or the resignation of any directorship, save for any statutory claims that you may have.
12.8.    In the event of a Forced Resignation or if you are dismissed by the Company other than in accordance with clause 12.5 above, you will be entitled to receive a termination payment equivalent to:
12.8.1.    12 months' basic salary, calculated as at the termination of your employment; and
12.8.2.    a pro rata portion of your target bonus pursuant to the Orbitz Worldwide incentive plan for the year of the termination of your employment; pro rated based on the number of days you were employed by the Company during that year (including any period during which clause 12.3 applies) and for which you did not otherwise receive any amounts under the bonus plan in respect of such year. You shall receive no bonus payment for completed bonus periods where no bonus payments were made or for any periods where it has been determined that no bonus payments will be made under the Orbitz Worldwide annual incentive plan; and
12.8.3.    subject in all respects to the terms and conditions of the Equity Plan and the Award Agreement any Restricted Stock Units granted to you under the Equity Plan (or otherwise), that would vest within:
(i)    24 months of the date of termination, if your employment is terminated in the first year of your employment with the Company; or
(ii)    12 months of the date of termination, if your employment is terminated after the first year of your employment with the Company;
shall become fully and immediately vested (and if applicable, exercisable) upon termination of your employment.
12.9.    If as a result of a Change in Control (as defined below) you are either (A) dismissed other than in accordance with clause 12.5 above; or (B) resign in circumstances amounting to a constructive dismissal:
12.9.1.    you will be entitled to receive a termination payment equivalent to 18 months' basic salary, calculated as at the termination of your employment; and
12.9.2.    subject in all respects to the terms and conditions of the Equity Plan and the Award Agreement, any outstanding stock awards granted to you under the Equity Plan (or otherwise), to the extent not then vested, shall become fully and immediately vested (and if applicable, exercisable) as at the termination of your employment; and
12.9.3.    to the extent that the Change in Control occurs prior to the first anniversary of the Commencement Date, the payments under clause 1.6 above (to the extent that they have not already been paid to you) will automatically become payable to you and, for the avoidance of doubt clause 1.7 will not apply.
12.10.    For the avoidance of doubt, you will automatically be entitled to the benefits set out at sub-clauses 12.9.1 and 12.9.2 (and, if applicable, clause 12.9.3) in the event that following a Change in Control you are removed from your role as President of the Company and are not given (in the reasonable opinion of the Company and/or any successor employer) either a comparable role (including as to seniority) in the successor entity or a comparable European based role (including as to seniority) within Orbitz Worldwide, Inc. and/or its successor entity.

12.11.    Any payment due to you under clause 12.8 or 12.9 above shall be payable as a debt and not subject to any duty of mitigation but may be reduced:
12.11.1.    in accordance with clause 5.7 above; and/or
12.11.2.    by any sum the Company pays you in lieu of your notice in accordance with clause 12.7 above; and/or
12.11.3.    by any sums the Company pays you during any period it chooses to exercise its rights under clause 12.3 above.
12.12.    Save in respect of unpaid expenses, arrears of pay and contractual benefits accrued up to the termination date (which shall be paid within 30 days of such termination date), you acknowledge and agree that provision of the sums and benefits specified in clauses 12.8 and/or 12.9 above (and the provision of any other benefits of payments expressly due to the employee upon termination pursuant to the Equity Plan or other arrangements including 1.6 above if applicable) shall be in full and final settlement of any contractual and/or statutory claims which you have against the Company or any Group Company Group and its officers, directors, employees, agents and/or consultants as a result of your employment and its termination and that prior to you receiving any of the sums and benefits in clauses 12.8 and 12.9 you must execute a binding compromise agreement on reasonable terms which the Company will draft and provide to you. Both parties agree to negotiate the terms of such agreement promptly and in good faith with a view to reaching agreement within 60 days of the date of termination of your employment. If the Company fails to provide a draft agreement within 30 days of the date on which your employment ends then the aforementioned benefits will become due and payable forthwith.
12.13.    Upon the termination of your employment or notice of termination being served by either party in accordance with this contract, upon request by the Company, you shall give written notice resigning as a director or trustee or from any other office you may hold with the Company and/or any Group Company without entitlement to compensation but without prejudice to any sums due in respect of such office to the effective date of such resignation or due pursuant to this Agreement or by statute.
13.    Deductions
13.1.    You hereby authorize the Company to deduct from any sums which are payable to you (including salary):
13.1.1.    any sum at any time and for any reason owed by you to the Company or to any Group Company; and
13.1.2.    all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of your salary and any other benefits provided to you by the Company or any Group Company.
14.    Rules, policies, procedures
14.1.    You must comply at all times with the Company's rules policies and procedures relating to equal opportunities, harassment, health and safety, e-mail and internet use, insider trading and all other rules and procedures introduced by the Company from time to time. Copies of all rules, policies and procedures appear on the relevant Company intranet.
14.2.    In addition to those rules policies and procedures detailed in clause 14.1 above, you must comply at all times with the Company code of Conduct, as amended from time to time. You will be given a copy of this document upon the commencement of your employment, and will also be made aware of any subsequent updates. It is your responsibility to ensure you are fully conversant with this policy.
14.3.    For the avoidance of doubt the rules, policies and procedures detailed in clause 14.1 and the Code of Conduct detailed in clause 14.2 above are not incorporated by reference into this contract, are non-contractual and may be changed, replaced or withdrawn at any time at the discretion of the Company.
14.4.    Any breach of the Company rules, policies or procedures or the Code of Conduct may result in disciplinary action being taken against you, and in turn may, dependent upon the circumstances and the seriousness of the matter concerned, result in the termination of your employment.

15.    Confidentiality
15.1.    In addition to your common law obligations to keep information secret, during your employment and after its termination, you will keep secret and will not at any time (whether during your employment or after termination of your employment) use for your own or another's advantage, or reveal to any person, firm, company or organisation, and will use your best endeavours to prevent the publication or disclosure of any information which you know (or ought reasonably to have known) to be confidential concerning the business or affairs of the Company or any other Group Company or any of its or their customers (“Confidential Information”) including without limitation:
15.1.1.    all data, documents, plans, correspondence and other information relating to all or any matters concerned with or connected to the creation, development or maintenance of the Company's updated computer systems and internet site;
15.1.2.    business plains and strategies, operations plans and strategies, marketing plans and strategies, sales plans and strategies;
15.1.3.    information concerning know-how, portfolios, prospects, objectives, products and product development, sales, technology, distribution, support plans and practices; operations, marketing plans and practices, advertising;
15.1.4.    information concerning methods of pricing, costs, the financial condition and results of the Company or any Group Company, the performance of any accounts or research and developments;
15.1.5.    information concerning customers, suppliers and business partners (including, without limitation, lists of actual and potential such organisations; the identity of such organisations, their names, addresses, and contact persons; and lists or analyses of their business needs and characteristics);
15.1.6.    information received from third parties under confidential conditions;
15.1.7.    information concerning employees (including, without limitation, management, organisation and related information; and date and other information concerning the remuneration and benefits paid to the officers, directors, managers, and other employees of the Company and any Group Company), personnel and compensation policies, commission structures, sales incentives and any other performance based remuneration scheme;
15.1.8.    financial records and related information;
15.1.9.    information concerning the means of gaining access to the Company or any Group Company's computer data system and related information, existing and new or envisioned plans, designs, products, and data; information concerning computer-aided systems, software strategies, methods and plans and object or other code designed for and belonging to the Company or any Group Company; and
15.1.10.    financial and investment data, formulas, patterns, compilations, studies, strategies, methods, techniques, processes, and system analyses; and other valuable financial, commercial, business, technical and marketing information concerning the Company or any Group Company and/or any of the products or services made, developed, and/or sold by the Company or any of its Group Company.
15.2.    The restrictions in paragraph 15.1 shall not apply;
15.2.1.    to any information which is in the public domain other than as a result of your breach of your obligations of confidentiality or breach of such obligations by of confidentiality or breach of such obligations by another person; or
15.2.2.    to any disclosure or use authorized by the Board or required by law; or
15.2.3.    so as to prevent you from using your own personal skill in any business in which you may be lawfully engaged after the employment is ended; or

15.2.4.    to prevent you making a protected disclosure within the meaning of the Public Interest Disclosure Act 1998.
16.    Activities during your employment
16.1.    During your employment you may only be engaged, concerned or interested (whether directly or indirectly) in any other trade, business or occupation with the prior written consent of the Company. The Company will not unreasonably withhold such consent but consent will not be given where, in the opinion of the Board, the outside activity in question gives rise to any conflict of interest with regard to the Company's business or if it is likely to detract from the proper performance of your duties under this contract.
16.2.    During your employment you must not except with the Company's written consent, introduce to any other competing business orders for goods or services with which the Company is able to deal.
16.3.    During your employment you must not, except with the Company's express written consent or instructions, represent yourself as the Company's authorised agent save as is required in the normal course of your duties. You must not communicate with any member of the press or media or publish any letter, article or document on behalf of or referring to the Company without the express prior permission of the Corporate Communications Department.
17.    Intellectual Property
17.1.    All copyright, design rights, database rights, trade marks, and any other intellectual property rights (other than patents) in any software, databases, specifications, source codes, object code, manuals, prototypes, records, documents, (including all material stored in computer readable form), drawings, designs, business ideas or methods and any other material or work (the “Materials”) of any description that are capable of protection under the intellectual property laws (other than patent law) or laws of confidence of any country which is made, developed, created, devised or designed (whether alone or with any other person) by you in the course of your employment will be the property of and will belong to the Company unless otherwise agreed in writing by the Company;
17.2.    You agree that you will use the Materials only for the purpose of the Company's business and that you will return the Materials and all copies and extracts from the Materials, to the Company on demand at any time and without demand on the termination of your employment, howsoever arising.
17.3.    You shall promptly disclose full details of all inventions, discoveries, processes or formulae or any other matter which is capable of patent protection under the Intellectual property laws of any country which is made, created, developed or devised by you in the course of your employment (“Inventions”) in writing to the Board, and shall if requested by the Company deliver to the Company all copies and material representations of such inventions in your possession, custody or control.
17.4.    To the extent that under the mandatory laws of any country an Invention or any patent or other rights therein belongs to you, you shall on request by the Company negotiate with the Company in good faith for the assignment or licence of the Invention and such rights to the Company.
17.5.    All other Inventions and all other rights therein shall belong to the Company, and, to the extent not already legally owned by the Company, shall be held on trust for the Company and at the Company's request and cost you shall execute any documents and do all things necessary to substantiate the Company's ownership thereof and to obtain registration or protection thereof in any country.
17.6.    You irrevocably appoint the Company to be your attorney in your name, and on your behalf:
17.6.1.    to execute any instrument, to do any thing, and generally to use your name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of clauses 17.1 to 17.5 above; and
17.6.2.    to give to any third party a certificate in writing (signed by a director or secretary of the Company) confirming that any instrument or act falls within the authority conferred by this clause; such a certificate will be deemed to be conclusive evidence that this is the case.
17.7.    Save as provided above, you shall keep all inventions and all details thereof confidential to yourself and any lawyer or patent agent instructed by you. You shall not without the Company's consent apply for protection or registration in any country of any Invention belonging to the Company and shall promptly inform the Company if you apply for protection or registration of an Invention belonging to you in any country.
18.    Company Property
On request and in any event on termination of your employment for any reason you are required to return to the Company and/or any Group Company all company property including, but not limited to security passes, keys, memory sticks, mobile telephones, blackberry computer, laptop, other hardware and software including discs, and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all times remain vested in the Company.
19.    Restrictive Covenants
19.1.    For the purposes of this clause:
•    “critical person” means any person who:
(i)    at any time during the period of six months before the termination of your employment was an employee, director, officer or agent of the Company or any Group Company with whom you had dealings during that period; and
(ii)    by reason of his or her employment, appointment, or engagement and particularly his/her seniority, or expertise and knowledge of trade secrets or confidential information of the Company or any Group Company is likely to be able to assist or benefit a competitor of the Company or any Group Company.
•    “restricted business” means a business or part of a business involving the supply of relevant goods or services;
•    “relevant goods or services” are goods or services which are the same as or of a similar kind to those which are in the period of six months before the termination of your employment you dealt in and/or supplied in the course of your duties for the Company or any Group Company;
•     “relevant customer” means any person, firm, company or organisation:
(iii)    with whom you have dealt in the course of your employment in the period of six months before the termination of your employment; and
(iv)    whom, in the period of six months before the termination of your employment:
(a)    was negotiating with the Company or a Group Company for the supply of relevant goods or services; or
(b)    as a result of your dealings with them, brought relevant goods or services from or was supplied with relevant goods or services by the Company or any Group Company; and

•	“termination date” means the date on which your employment hereunder terminates and references to “following the termination date” shall be construed as from and including such date of termination.
19.2.    In the course of your employment by the Company you will have dealings with the suppliers and customers of the Company and of the Group and access to the confidential information of the Company and of the Group and their officers, employees, suppliers and customers and in order to safeguard the Company's business and that of the Group you have agreed that you will not from the termination date either on your own account (whether directly or indirectly), as a representative, employee, partner, director, financier, shareholder or agent of any other person, firm, company or organization, in competition with the Company and/or any Group Company:
19.2.1.    for a period of six months be concerned in a restricted business that competes within the Company and/

or any Group Company within the UK
19.2.2.    for a period of six months engage or be concerned in selling any relevant goods or services within the sales area or areas in which you operated in the last six months of your employment; or
19.2.3.    for a period of six months have any dealings in the sale or supply of any relevant goods or services to any relevant customer; or
19.2.4.    for a period of six months canvass or solicit orders for any relevant goods or services from any relevant customer; or
19.2.5.    for a period of six months directly or indirectly in connection with a business in the same as or materially similar to that carried on by the Company or any Group Company when your employment terminates:
(i)    solicit, induce or entice away from the Company or any Group Company any critical person; or
(ii)    employ, engage or cause, procure or encourage the employment or engagement in any capacity by you or by any person, firm, company or organisation of any critical person.
19.3.    For the purposes of sub-clause 19.2.1 above, you are concerned in a business if (without limitation) you:
19.3.1.    carry it on as principal of agent; or
19.3.2.    are a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business.
19.4.    The post termination restrictions set out above are considered to be reasonable but if any of the restrictions are found to be void in circumstances where it would be valid if some part of it were deleted it is agreed that the restrictions shall apply with such deletion as is necessary to make it valid.
19.5.    The post termination restrictions, representations and warranties contained in or made pursuant to this contract of employment shall survive the termination, for any reason whatsoever, of your employment by the Company or any Group Company.
19.6.    The post-termination restricted periods referred to in clauses 19.2.1 to 19.2.5 shall be reduced by one day for each day of your notice period during which you have been given different work or no work by the Company pursuant to clause 12.2.
19.7.    If after your employment ends you propose to enter into any contract of employment, appointment or engagement you must before so doing bring all the terms of this contract (particularly clauses 15, 17 and 19) to the attention of any proposed new employer or organisation appointing you.
20.    Data Protection
20.1.    For the purposes of this Data Protection Act 1998 you agree that personal data (including sensitive personal data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company (and where necessary by its agents or appointed third parties) either by computer or manually for all purposes relating to the performance of your contract of employment and the Company's legitimate business needs and legal obligations including, but not limited to the following:
20.1.1.    administering and maintaining the Company's personnel records;
20.1.2.    paying and reviewing salary and other remuneration and benefits;
20.1.3.    providing and administering benefits (including pension) and any permanent health insurance and private health insurance which you may receive;
20.1.4.    undertaking performance appraisals and reviews and setting performance targets;

20.1.5.    maintaining sickness and other absence records;
20.1.6.    taking decisions as to your fairness for work;
20.1.7.    providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, and the Inland Revenue;
20.1.8.    providing information to future purchasers of the Company or of the business in which you work; and
20.1.9.    transferring information concerning you to a country or territory outside the European Economic Area.
20.2.    The Group has offices in various countries throughout the world and it may be necessary for one or more of the Group's overseas offices to have access to information held about you by the Company in the UK. However it is only intended by the Company that information about you will be used by the Group's overseas offices for the purpose of enabling the Group to deal with personal issues connected with your employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in your secondment to an overseas office or for pay roll purposes. You agree that the Company may where appropriate transfer personal data (including sensitive data) relating to you to the Group's overseas offices.
20.3.    You agree and give authorisation that your company electronic mail and computing resources will be accessible to the company without any further prior consent during your employment and where appropriate after leaving the company. All user ID and passwords combinations may be reset for access in appropriate business circumstances.
21.    Entire agreement
This contract together with the offer letter to you dated 29 April 2009 contains the entire and only agreement between us and supersedes all previous agreements between you and the Company.
22.    Collective Agreements
Your terms and conditions are not governed by a collective agreement. Should this situation change, you will be notified.
23.    Meaning of words used
In this contract:
“Award Agreement” means any Restricted Stock Unit Award Agreement between Orbitz Worldwide, Inc. and you setting out the terms and conditions relating to the grant to you of the RSUs (and/or any subsequent agreement between you and the Company setting out the terms and conditions relating to any other award) pursuant to the Equity Plan;
“Board” means the board of directors of the Company, and where applicable, any Group Company, at any given time or any properly appointed committee of the Board;
“Change in Control” means either;
(i)    a change in control (as defined in the Equity Plan); or
(ii)    a merger, consolidation, sale or disposition of all or substantially all of the assets of the Company with or to any person or entity that is not a Group Company and which results in Orbitz Worldwide, Inc., directly or indirectly, owning less than 50 percent of;
(a)    the voting securities of the Company or the other entity resulting from or surviving such transaction; or
(b)    the assets of the Company or such surviving entity, as the case may be; or
(iii)    a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent legislation implementing the Acquired Rights Directive;

“Equity Plan” means the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended from time to time;
“Forced Resignation” means (i) resignation by you in circumstances where continuing in your employment or performing your duties (subject at all times to the Company's ability to vary your duties in accordance with clause 1.2) would amount to contempt of court or breach the Order of a court of competent jurisdiction or (ii) a breach by the Company of clauses 1.2 and/or 1.3 above or (iii) any permanent change of your office location outside the limits detailed in clause 4.3 above during the first three years of your employment without your written consent; and
“Group” means the Company, any holding company of the Company for the time being and any subsidiary (as defined in Sections 548, 1159 and 1162 of the Companies Act 2006) for the time being of the Company or its holding company and “Group Company” means any company in the Group.
24.    Third Parties
This contract constitutes an agreement solely between you and the Company and for the purposes of the Contracts (Rights of Third Parties) Act 1999, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract (save in respect of any Group Companies who may enforce the provisions of this contract expressed to be for their benefit).
25.    Law and jurisdiction
This contract of employment will be governed by and interpreted in accordance with the laws of England and Wales. The parties submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this contract.

Signed on Behalf of the Company:

/s/ James P. Shaughnessy
Name: James P. Shaughnessy	Date: 28 April 2009
Job Title: Chief Administrative Office, Senior Vice President and General Counsel

I acknowledge that I have received and read a copy of my contract of employment. Further, I understand, agree to and will abide by all the terms and conditions of employment as set out in this contract.

Signed as a deed by:

Name	Tamer Tamar
(Please Print)

Signature	/s/ Tamer Tamar	Dated	28 April 2009